Power of Attorney

APG Asset Management N.V.

APG Asset Management N.V., a public limited liability company (naamloze vennootschap), having its seat (statutaire zetel) in Amsterdam, the Netherlands and its registered place of business at Gustav Mahlerplein 3, 1082 MS Amsterdam, the Netherlands, registered with the Chamber of Commerce for Amsterdam with commercial registration number 58476369 (the “Grantor”)

Whereas:

(a)	the Grantor is charged with the management and administration of the assets of Stichting Pensioenfonds ABP;

(b)
for the purpose of the management and administration of the assets of Stichting Pensioendfonds ABP by the Grantor, Stichting Pensioenfonds ABP has provided the Grantor with a general power of attorney dated 21 November 2013, a copy of which is attached hereto (“the PoA”);

(c)
in accordance with the provision of the PoA, the Grantor is authorized to grant a power of attorney to another person to perform, directly or indirectly, acts in the name of Stichting Penioenfonds ABP within the limits of the PoA;

(d)	The Grantor has engaged its affiliate APG Asset Management US Inc. to perform certain (legl) acts in respect of the assets of Stichting Pensioenfonds ABP.

As of 2 January 2014 the Grantor appoints:

APG Asset Management US Inc. as its true and lawful attorney (the “Attorney”) to perform any and all (legal) acts the Grantor is entitled to perform in accordance with the PoA, including to act in the name of Stichting Pensioenfonds ABP.

The Grantor declares that this appointment also applies to situations where the Attorney also acts as the Grantor’s counterparty (Selbsteintritt) or as representative of the Grantor’s counterparty.

The Grantor undertakes, when so requested, that is will ratify and confirm whatever the Attorney shall lawfully do or cause to be done pursuant to the powers conferred to such Attorney under this power of attorney.

This power of attorney shall be governed by Dutch law.

IN WITNESS WHEROF, the undersigned has executed this power of attorney effective as per 2 January 2014.

Signed in Amsterdam on 10 December 2013.

APG Asset Management N.V.

/s/ A.G.Z Kemna
Name: A.G.Z. Kemna
Title: Board Member

/s/ E. van Gelderen
Name: E. van Gelderen
Title: Board Member

Attachment

Power of Attorney

1.
The foundation established under Dutch law: “Stichting Pensioenfonds ABP”, whose seat is in Heerlen, hereinafter referred to as “ABP”, duly represented by Mr H.J. Brouwer, Chairman of the Board of ABP, Mr C.J.M. de Veer, Deputy Chairman of ABP, Mr C.A.M. Michielse, Secretary of ABP,

hereby grants power of attorney to:

the public limited liability company established under Dutch law: “APG Asset Management N.V.”, whose corporate seat is in Amsterdam, hereinafter referred to as “APG AM”, at the time this power of attorney becomes effective in its capacity as legal successor by operation of law of part of the assets and liabilities (including the asset management activities) of the public limited liability company established under Dutch law: “APG Algemene Pension Groep N.V.”, whose corporate seat is in Heerlen, hereinafter referred to as “APG APG”.

2.
This power of attorney is granted for the performance, in the name of the ABP, of any (legal) acts, including acts of disposal, which in the opinion of APG Am are desirable for the purpose of the management of the assets of the ABP (the “Assets”). This power of attorney also comprises (but is not limited to) the performance of any (legal) acts in name of and at the risks and expense of the ABP, including (but not limited to) the performance of transactions in financial instruments as well as any other (legal) acts that either arise from the management of the Assets or are necessary or desirable in connection therewith (such as (but not limited to) giving instructions to the custodians (bewaarnemers) of the Assets and exercising controlling rights which are attached to the financial instruments that form part of the Assets).

3.
This power of attorney shall remain effective for an indefinite period of time until it will be withdrawn in writing by ABP. Such withdrawal will not affect the validity of (legal) acts performed while this power of attorney was in force.

4.
When performing acts while exercising this power of attorney, APG AM shall be able to act as the counterparty of ABP or as the authorized person of one or more parties involved in acts referred to in paragraph 2.

5.
APG AM may grant a power of attorney to another person to perform, directly or indirectly, to act in the name of APB within the limits of this power of attorney, whereupon the other person for the application of this power of attorney will be an authorized person as well.

6.	The relationship between ABP and APG AM under this power of attorney shall be governed by Dutch law exclusively.

7.	ABP herewith withdraws the powers of attorney granted to APG APG on 29 February 2008 and 21 January 2010 with respect to asset management activities, such effective as of 2 January 2014.

This Power of Attorney becomes effective on 2 January 2014.

Signed in Amsterdam on 21 November 2013.

Stichting Pensioenfonds ABP

/s/ H.J. Brouwer
Name: H.J. Brouwer
Title: Chairman

/s/ C.J.M. de Veer
Name: C.J.M. de Veer
Title: Deputy Chairman

/s/ C.A.M. Michielse
Name: C.A.M. Michielse
Title: Secretary